PURCHASE AGREEMENT dated April 2,1999 among
                                    Louis Karabochos ("Karabochos"), Kathy L.
                                    Desmond ("Desmond") Kathy Desmond
                                    Karabochos, ("Kathy"), Kara Group Holdings,
                                    Inc., ("Kara Holdings") Kara Group Inc
                                    ("Kara Group"), Gateways to Space, Inc., a
                                    Delaware corporation ("GWTS") and
                                    Entertainmax, Inc., a Florida corporation
                                    ("Purchaser").


                            ------------------------
                                    RECITALS

         Karabochos, Desmond, Kathy, Kara Holdings, and or Kara Group and certain other persons affiliated with Karabochos, Desmond, Kathy, Kara Group, Kara Holdings named in Schedule I annexed hereto (collectively, "Sellers") own at least 21,987,710 shares of common stock of GWTS, with the possibility of 32,500,000 (the "Common Shares") Common Securities, 600 Shares of Class A and 500,000 Shares of Class B Preferred Shares (the "Preferred Shares") and a minimum of 7, 100,000 warrants to purchase Common Shares (the "Warrants"). Collectively, the Common Shares, the Preferred Shares and the Warrants are referred to herein as the "Securities" and the Securities represent approximately, eighty (80%) percent of the fully diluted outstanding Securities of Gateways into Space, Inc. ("GWTS") GWTS's Securities are currently traded on the NASDAQ OTC Bulletin Board under the symbol "GWTS",

         The Securities, because of the current positions of Karabochos and Desmond with GWTS, constitute "restricted shares," as said term is used in Rule 144 promulgated by the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended (the "Securities Act");

         Purchaser desires to acquire from the Sellers, and the Sellers desire to sell to Purchaser, all of the Securities on the terms and subject to the conditions set forth below.

         NOW, THEREFORE, in consideration of the premises, the parties hereto Wee as follows:

                                  I. PURCHASE

         Purchase. At the Closing (as defined in Section 2.1 below), Sellers severally shall sell, and Purchaser shall purchase, the Securities for a purchase price of $25,000 payable *in cash at the Closing (the "Purchase Price7), which funds, contemporaneously herewith, is being deposited with the Escrow Agent pursuant to the terms of the Escrow Agreement referred to in
Section 3.1 below.

                       II. ACTION TO BE TAKEN AT CLOSING

         The Closing of the transactions contemplated hereby (the "Closing") shall take place upon signing of all closing and transfer documents

         SECTION 2.1 Resignation. Karabochos and Desmond hereby each resigns his/her position as an officer and director of GWTS, and GWTS hereby accepts such resignations.

         SECTION 2.2 Employment Agreement. Any existing employment agreements of each of Karabochos and Desmond with GWTS are hereby terminated.

         SECTION 2.3 Release of Severance Claims. Concurrently with the closing of this agreement Karabochos and Desmond waives all claims, including but not limited to their respective right to receive any and all severance benefits for stock, outstanding fees and claims for past salaries or claims for issuance of GWTS stock upon any subsequent termination of employment and shall also deliver a release form pertaining to GWTS and its affiliates from any claims in these regards.

         SECTION 2.4 Certificate of Absence of Material Adverse Change. Karabochos and Desmond shall each sign and deliver to Purchaser a certificate stating that, since 6/30/96, there has been no event or circumstances which has had, or reasonably can be expected to have, a material adverse effect on the business, financial condition or operations of GWTS.

                           III. ACTION PENDING CLOSING

         SECTION 3.1 Escrow Agreement. Contemporaneously with the execution and delivery of this Agreement, Sellers, Purchaser and GWTS shall enter into an escrow agreement, in the form of Exhibit 3.1 hereto (the "Escrow Agreement"), with The Law Offices Of Michael Blake, P.C., as escrow agent ("Escrow Agent"), providing, contemporaneously with its execution, for the deposit with the Escrow Agent of $25,000.00. The Escrow Agreement will include provisions for application of property deposited pursuant thereto, including liquidation of shares of common, preferred, and Warrants for stock of GWTS owned by the Purchaser in the event of a failure to make payment in full of the purchase price of the Securities.

         SECTION 3.2 No Solicitation.

                  (a) Each of Karabochos and Desmond agree that prior to the termination of this Agreement, neither of them or any other Seller shall seek to solicit, initiate, knowingly facilitate or encourage (including by way of furnishing or disclosing information) any merger, consolidation, other business combination involving GWTS, acquisition of all or any substantial portion of the assets or capital stock of GWTS or the purchase or other disposition of the Shares, or inquiries or proposals concerning or which would reasonably be expected to lead to, any of the foregoing (an "Acquisition Transaction") or negotiate, explore or otherwise knowingly communicate in any way with any third party (other than Purchaser or its affiliates, or the Escrow Agent with respect to the Escrow Agreement) with respect to any Acquisition Transaction or enter into any agreement arrangement or understanding requiring it to abandon, terminate or fail to consummate any transactions expressly contemplated by this Agreement, or contemplated to be a material part thereof

                  (b) Notwithstanding the foregoing, in the event that there is an unsolicited written proposal for an Acquisition Transaction from a bona fide financially capable third party that contains no financing contingency, GWTS, in its discretion, shall be permitted to furnish to and communicate with any such party all publicly available information requested by such party. GWTS thereafter, shall promptly advise Purchaser in writing of the identity of such party. In the event that such party requests information in addition to that which is publicly available, GWTS may furnish to and

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communicate with such third party non-public information only if (i)
contemporaneous written notice is given to Purchaser; and (11) (A) GWTS's Board of Directors shall have been satisfied that such third party is financially capable, without any financing contingency, of consummating an Acquisition Transaction, (B) GWTS's Board of Directors shall have been advised, by the opinion of outside counsel to GWTS, that any failure to provide such non-public information to such party would constitute a breach of the fiduciary responsibilities of the Board of Directors to the stockholders of GWTS and (C) the Board of Directors, after weighing such advice, determines that taking such action is more likely than not to lead an Acquisition Transaction and that failing to furnish such information would constitute a breach of the Board's fiduciary duties.

         SECTION 3.3 Access to Information. Each of Karabochos and Desmond shall cause GWTS to afford to the Purchaser, the Purchaser's accountants, counsel, financial advisors and other representatives reasonable access during normal business hours throughout the period prior to the Closing to all properties, books, contracts, commitments and records of GWTS and, during such period, shall furnish promptly (a) a copy of each report, schedule and other documents filed or received by GWTS during such period pursuant to the requirements of federal or state securities laws or filed by GWTS during such period with the SEC in connection with the transactions contemplated by this Agreement or which may have a material effect on its business properties or personnel and (b) such other information concerning GWTS's business, properties and personnel as the Purchaser shall reasonably request; provided, however, that no investigation pursuant to this Section 3.3 shall affect any representation or warranty made herein. All non-public documents and information furnished to Purchaser shall be deemed to have been received pursuant to and shall be subject to the provisions of the confidentiality and non-disclosure agreement heretofore entered into between Purchaser and GWTS (the "Confidentiality Agreement").

         SECTION 3.4 No Exercise of Options. Karabochos and Desmond each agree that they shall not exercise any of their respective warrants to purchase shares of common stock of GWTS after the date of this Agreement and prior to Closing.

         SECTION 3.5 Additional Share Issuances and Material Transactions. GWTS agrees that it shall not authorize the issuance of any additional shares of its common stock or enter into any material contracts or agreements after the date hereof and prior to the Closing without first obtaining the consent of Purchaser, which consent shall not be unreasonably withheld.

         SECTION 3.6 Rule 14-1 Statement. A Statement on Schedule 14F shall be filed by GWTS with the SEC, promptly following the execution and delivery of this Agreement.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                             OF KARABOCHOS, DESMOND,

         Karabochos, Desmond, Kathy, Kara Group Inc, and Kara Group Holdings, Inc, Jointly and severally represent and warrant to the Purchaser as follows, with the knowledge and understanding that the Purchaser is relying materially upon such representations and warranties:

         SECTION 4.1 Organization and Standing. GWTS is not in good and standing under the laws of the State of Delaware. GYv1TS Will perform all acts necessary to reinstate it's good

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         standing.

         SECTION 4.2 Capitalization. The authorized capital stock of GWTS, the number of shares of capital stock which are issued and outstanding and the par value thereof are as set forth in Schedule 4.2 hereof All of such shares of capital stock that are issued and outstanding are duly authorized, validly issued and outstanding, fully paid and non-assessable, and were not issued in violation of the preemptive rights of any person. Except as set forth in GWTS's SEC Reports (as defined below) or as otherwise disclosed therein and herein, there are no subscriptions, options, warrants, rights or calls or other commitments or agreements to which GWTS is a party or by which it is bound, calling for any issuance, transfer, sale or other disposition of any class of securities of GWTS. Other than as set forth in GWTS's SEC Reports, there are no outstanding securities convertible or exchangeable, actually or contingently, into common stock or any other securities of GWTS.

         SECTION 4.3 Authority. GWTS's Board of Directors will approve and ratify this Agreement.

         SECTION 4.4 No Breaches. The making and performance of this Agreement and the other agreements contemplated hereby by GWTS will not (1) conflict with or violate the Certificate of Incorporation or the by-laws of GWTS, (11) violate any laws, ordinances, rules, or regulations, or any order, writ, injunction or decree to which GWTS is a party or by which GWTS or any of its material assets, businesses, or operations may be bound or affected or (111) result in any breach or termination of, or constitute a default under, or constitute an event which, with notice or lapse of time, or both, would become a default under, or result in the creation of any encumbrance upon any material asset of GWTS under, or create any rights of termination, cancellation or acceleration in any person under, any material agreement, arrangement or commitment to which GWTS.

         SECTION 4.5 GWTS's SEC Reports. Except as provided for in Schedule 4.5, GWTS has filed all reports, registrations and other documents, together with any amendments thereto, required to be filed under the Securities Act and the Exchange Act through and as filed as up to the period ending September 31, 1995 (all such reports, registrations and documents filed with the SEC up to the date of September 31, 1995 are collectively referred to as "GWTS's SEC Reports"). GWTS has not filed any other "GWTS SEC Reports since September 30, 1995. The GWTS SEC Reports which have been filed in the past has complied in all material respects with all rules and regulations promulgated by the SEC and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Since October 1996 the SEC has been accruing a daily fine for GWTS not providing necessary GWTS SEC Reports.

         SECTION 4.6 Title to Shares. Each Seller owns the Securities he or she proposes to sell pursuant to this Agreement free and clear of all liens, claims and encumbrances and, when such Shares are purchased and paid for pursuant to this Agreement and the Escrow Agreement, Purchaser (or GWTS in the case of the redeemed Shares) shall acquire ownership of such Securities free and clear of all liens, claims and encumbrances created by or through Sellers.

         SECTION 4.7 Binding Effect. This Agreement constitutes the valid and binding obligation of each of Karabochos and Kathy, and Desmond enforceable in accordance with its terms.


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


         SECTION 4.8 Additional Assurances: Sellers warrant that they will take any and all actions that may be necessary to convey any and all interests and securities which may be listed in Sellers name and recorded with GWTS' stock transfer agent, including but not limited to, the execution of lost instruments bonds, or share assignment for those shares which have been listed by the stock transfer agent but have not been transferred to Sellers.

                                  ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser represents and warrants to GWTS and the Sellers as follows, with the knowledge and understanding that GWTS and the Sellers each is relying materially on such representations and warranties:

         SECTION 5.1 Organization and Standing of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Purchaser has all requisite corporate power to carry on its business as now conducted.

         SECTION 5.2 Purchaser's Authority. Purchaser's Board of Directors has approved and adopted this Agreement. No approval of this Agreement is required of Purchaser's stockholders. This Agreement constitutes the valid and binding obligation of Purchaser, enforceable in accordance with its terms.

         SECTION 5.3 No Breaches. The making and performance of this Agreement will not (1) conflict with the Certificate of Incorporation or the By-laws of Purchaser, (11) violate any laws, ordinances, rules, or regulations, or any order, writ, injunction or decree to which Purchaser is a party or by which Purchaser or any of its material assets, business, or operations may be bound or affected or (iii) result in any breach or termination of, or constitute a default under, or constitute an event which, with notice or lapse of time, or both, would become a default under, or result in the creation of any encumbrance upon any material asset of Purchaser under, or create any rights of termination, cancellation, or acceleration in any person under, any material agreement, arrangement or commitment to which Purchaser is a party.

         SECTION 5.4 Information. The draft statement on Schedule 14-1 prepared by Purchaser and furnished to GWTS in anticipation of the execution and delivery of this Agreement insofar as the information contained therein relates to Purchaser, its designees for membership on the Board of Directors of GWTS and its plans or intentions regarding GWTS, satisfies the information requirements of Rule 14f- I promulgated by the SEC pursuant to the Exchange Act and does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statement therein, in light of the circumstances under which they were made, not misleading.


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


                                   ARTICLE VI

                                  TERMINATION

          Section 6.1 Termination. This Agreement may be terminated by either the Purchaser or the Sellers if the Closing does not take place within thirty
(30) days from the date hereof provided that a party whose action or inaction the reason for the Closing not taking place shall not have the right to give notice of termination.

                                   ARTICLE VII

                                 MISCELLANEOUS

         SECTION 7.1 Expenses. GWTS, Sellers and Purchaser shall each pay their own expenses incident to the negotiation, preparation, and carrying out of this Agreement, including all fees and expenses of its counsel for all activities of such counsel undertaken pursuant to this Agreement.

          SECTION 7.2 Survival of Representations and Warranties. All statements contained in this Agreement or in any certificate delivered by or on behalf of Purchaser and the Sellers pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations and warranties by Purchaser and the Sellers, as the case may be, hereunder. All representations and warranties made by Purchaser and the Sellers in this Agreement, or pursuant hereto, shall survive the Closing only until March 1, 2000 and no action based thereon may be commenced after such date; provided, however, that all representations and warranties related to any claim asserted in writing prior to the expiration of the above period shall survive until such claim shall be resolved and payment in respect thereof, if any is owing, shall be made; and provided, further, that the representation and warranty contained in Section 4.6 shall survive indefinitely.

          SECTION 7.3 Succession and Assignments; Third Party Beneficiaries. This Agreement may not be assigned (either voluntarily or involuntarily) by any party hereto without the express written consent of the other party. Any attempted assignment in violation of this Section shall be void and ineffective for all purposes. In the event of an assignment permitted by this Section, this Agreement shall be binding upon the heirs, successors and assigns of the parties hereto. There shall be no third party beneficiaries of this Agreement.

                                       6

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         SECTION 7.4 Notices. All notices, requests, demands, or other communications with respect to this Agreement shall be in writing and shall be
(1) sent by facsimile transmission, (ii) sent by the United States Postal Service, registered or certified mail, return receipt requested, or (iii) personally delivered by a nationally recognized express overnight courier service, charges prepaid, to the following addresses (or such other addresses as the parties may specify from time to time in accordance with this Section):

                  (a)      To Purchaser:
                           EntertainMax, Inc.
                           5401 Kirkman Road
                           Suite 158
                           Orlando, Florida 32819
                           Attn: Chuck Weber
                           Fax No.: (407)-363-9996
                           Phone No.: (407) 363- 9400

                           With a copy to:
                           Laurence H. Katz, Esquire
                           341 N. Maitland Avenue
                           Suite 120
                           Maitland, FL 32751
                           Attn: Larry Katz
                           Fax No.: 407-539-1466

                  (b)      To GWTS:

                           Attn: Robert Agnew
                           Fax No.: (505) 883-0807
                           Phone No.: (505) 881-2722

                           With a copy to: Andrew Andrade, Esquire
                           5261 South Quebec Street, Ste. 150
                           Greenwood Village, CO 80111

                  (c)      To the Sellers: Lou Karabochos
                                             and/or
                                             Kathy Desmond Karabochos
                                             1925 Oak Grove Road
                                             Walnut Creek CA 94598

                           Fax No.: 925-256-0755
                           Phone No.: (925-256-0433

Any such notice shall, when sent in accordance with the preceding sentence, be deemed to have been given and received on the earliest of (1) the day delivered to such address or sent by facsimile transmission or electronic mail, (n) the fifth business day following the date deposited with the United States Postal Service, or (111) 24 hours after shipment by such courier service.

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


         SECTION 7.5 Construction. This Agreement shall be construed and enforced in accordance with the internal laws of the State of Florida without giving effect to the principles of conflicts of law thereof

         SECTION 7.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same Agreement.

         SECTION 7.7 No Implied Waiver; Remedies. No failure or delay on the part of the parties hereto to exercise any right power, or privilege hereunder or under any instrument executed pursuant hereto shall operate as a waiver nor shall any single or partial exercise of any night, power, or privilege preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. All rights, powers, and privileges granted herein shall be in addition to other rights and remedies to which the parties may be entitled at law or in equity.

         SECTION 7.8 Entire Agreement. This Agreement, including the Exhibits attached hereto, and the Confidentiality Agreement sets forth the entire understandings of the parties with respect to the subject matter hereof, and it incorporates and merges any and all previous communications, understandings, oral or written, as to the subject matter hereof, and cannot be amended or changed except in writing, signed by the parties.

         SECTION 7.9 Headings. The headings of the Sections of this Agreement, where employed, are for the convenience of reference only and do not form a part hereof and in no way modify, interpret or construe the meanings of the parties.

         SECTION 7.10 Severability. To the extent that any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted hereof and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

         SECTION 7.11 Governing Law. This agreement shall be construed and enforced in accordance with and the laws of the state of Florida hereof shall govern the validity and performance. The parties agree jurisdiction for any action brought in connection with this agreement shall be in connection with this agreement shall be in agreement shall be in Florida.

         SECTION 7.12 Dispute: If Seller and Purchaser fail to resolve a Dispute within a thirty day period, (the "Arbitration Deadline"), the parties hereby agree to submit the Dispute to binding arbitration in Orange County, Orlando, Florida, in accordance with the provisions of the American Arbitration Association.

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


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.


                                             ENTERTAINMAX, INC.


                                             By: /s/ Chuck Weber
                                             --------------------------------
                                                      Name:  Chuck Weber
                                                      Title: Chairman/CEO


                                             GATEWAYS TO SPACE, INC.

                                               By:___________________________
                                                      Name:
                                                      Title:


                                             /s/ Louis Karabochos
                                             --------------------------------
                                             Louis Karabochos


                                             /s/ Kathy L. Desmond
                                             --------------------------------
                                             Kathy L. Desmond


                                             /s/ Kathy Desmond Karabochos
                                             --------------------------------
                                             Kathy Desmond Karabochos


                                             KARA GROUP, INC.


                                             By: /s/ Louis Karabochos
                                             --------------------------------
                                                      Name:
                                                      Title: President


                                             KARA GROUP HOLDINGS, INC.

                                             By: /s/ Louis Karabochos
                                             --------------------------------
                                                      Name:
                                                      Title: President

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